EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333 - 155189 on Form S-8 of our report dated April 14, 2016, relating to the consolidated financial statements of Verso Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the going concern uncertainty) appearing in this Annual Report on Form 10-K of Verso Corporation for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Memphis, TN
April 14, 2016